Exhibit 5.2

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P.O. BOX 2508
CINCINNATI, OH 45201

Employer Identification Number:
Date: July 19, 2005	87-0292166
DLN:
SKYWEST INC	107007184002014
C/O KENNETH B TILLOU	Person to Contact:
PARR WADDOUPS BROWN GEE & LOVELESS	DIANE BACON FUTCH ID# 52053
185 S STATE ST STE 1300	Contact Telephone Number:
SALT LAKE CITY, UT 84111	(877) 829-5500
Plan Name:
SKYWEST INC RETIREMENT PLAN

Plan Number: 001

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied.  Please keep this letter, the application forms submitted to request this letter, and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records.  You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation.  See section 1.401-1(b)(3) of the Income Tax Regulations.  We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms.  Publication 794 describes the information that must be retained to have reliance on this favorable determination letter.  The publication also provide examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans.  Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code.  It is not a determination regarding the effect of other federal or local statutes.

This determination letter is applicable for the amendment(s) executed on 6/18/04 and 6/17/04.

The determination letter is also applicable for the amendment(s) dated on 12/11/03 and 12/31/02.

This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L.

103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997.  For more details, call 1-800-998-7542 for a free copy of the SPD card.

The information on the enclosed addendum is an integral part of this determination.  Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

/s/ Robert P. Bell
Robert P. Bell
Manager, EP Determinations

Enclosures:

Publication 794

Addendum

This determination letter acknowledges receipt of the provisions intended to satisfy the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.